Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-274480 on Form S-8 of TKO Group Holdings, Inc. of our report dated December 10, 2024 relating to the financial statements of The Olympus Business of Endeavor Group Holdings, Inc. appearing in this Current Report on Form 8-K dated December 13, 2024.

/s/ Deloitte & Touche LLP

New York, New York

December 13, 2024